EXHIBIT B

Date: 8 November 2021

PROPITIOUS GLOBAL HOLDINGS LIMITED

as the Principal Party

and

Baihui Partners L.P., ACTING BY ITS GENERAL PARTNER

as the Attorney

DEED of amendment

relating to

The Irrevocable Proxy and Power of Attorney dated 28 July 2021

THIS DEED OF AMENDMENT (this “Deed”) is dated 8 November 2021 and made between:

1.	PROPITIOUS GLOBAL HOLDINGS LIMITED, a company incorporated in the British Virgin Islands with limited liability (the “Principal Party”); and

2.	Baihui Partners L.P., an exempted limited partnership registered in the Cayman Islands, acting by its general partner (the “Attorney”).

The Principal Party and the Attorney are hereinafter collectively referred to as the “Parties” and each of them is referred to as a “Party”.

WHEREAS

(a)	On 28 July 2021, the Parties entered into an Irrevocable Proxy and Power of Attorney (the “Original Proxy and Power of Attorney”) in relation to 885,301,280 Class B ordinary shares of KE Holdings Inc. owned by the Principal Party.

(b)	The Parties agree to enter into this Deed to amend certain terms of the Original Proxy and Power of Attorney.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Deed:

“Effective Date” means the date of this Deed.

1.2	Incorporation of Defined Terms

Unless a contrary indication appears, capitalised terms used but not otherwise defined in this Deed have the meanings given to them in the Original Proxy and Power of Attorney (as amended pursuant to the terms of this Deed).

1.3	Clauses

(a)	In this Deed, any reference to a “Clause” or “Schedule” is, unless the context otherwise requires, a reference to a Clause or Schedule of this Deed.

(b)	Clause and Schedule headings are for ease of reference only.

1.4	Continuing Obligations

Subject to the provisions of this Deed:

(a)	the Original Proxy and Power of Attorney shall remain in full force and effect; and

(b)	the Original Proxy and Power of Attorney shall be read and construed as one document with this Deed.

2.	AMENDMENTS

With effect from the Effective Date, the provision(s) or paragraph(s) of the Original Proxy and Power of Attorney are amended in accordance with the provisions of Schedule 1 of this Deed (Amendments to Original Proxy and Power of Attorney).

3.	MISCELLANEOUS

3.1	Counterparts

This Deed may be executed in one or more counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart and each such counterpart shall constitute an original of this Deed but all the counterparts shall together constitute one and the same instrument.

3.2	Governing law and Dispute Resolution

This Deed shall in all respects be governed by, and construed in accordance with, the laws of the Cayman Islands without giving effect to its conflict of laws rules. All disputes, controversies or differences arising out of or in connection with this Deed, including any question regarding its breach, existence, validity or termination, shall be referred to and finally resolved exclusively by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules, as in force when the notice of arbitration is submitted in accordance with such rules. The appointing authority will be the HKIAC. The arbitration proceedings must be conducted in English. The arbitration must be conducted in Hong Kong. The arbitration award is final and binding on the Parties and the Parties agree to be bound and to act accordingly.

SCHEDULE 1

Amendments to ORIGINAL PROXY AND POWER OF ATTORNEY

1.	The first paragraph of the Original Proxy and Power of Attorney shall be amended by adding the following at its end:

“For avoidance of doubt and for the purposes of this irrevocable proxy and power of attorney, the Subject Shares shall also include (but not be limited to) any shares, interests, rights, stocks, securities and/or any instruments commonly known as “securities” of whatsoever class or nature that are or have been derived or obtained from, or which otherwise result from (whether as a result of any adjustment, conversion, exchange, and/or other transformation or otherwise) any part or portion or the whole of such 885,301,280 Class B Ordinary Shares, as a result of or in consequence of any events or for whatsoever reasons, including but not limited to any bonus issues, capital distribution, capitalization of profits or reserves, consolidation or subdivision of shares, combination, exchanges, merger, options over shares, rights issues of shares, recapitalization, reclassification, reorganization, reverse share or stock split, scrip or stock dividend, share or stock split, spin-off, scheme of arrangement or plan of arrangement, change or transformation affecting the outstanding ordinary shares or their classes and/or other similar event or series of events affecting the capital structure of the Company.”

After the aforesaid amendments, the first paragraph of the Original Proxy and Power of Attorney shall then read as:

“The undersigned, PROPITIOUS GLOBAL HOLDINGS LIMITED (the “Principal Party”), owns 885,301,280 Class B ordinary shares, par value US$0.00002 each, (“Ordinary Shares”, as adjusted by any subdivision, combination or recapitalization of the share capital of the Company) of KE Holdings Inc., a company incorporated under the laws of the Cayman Islands (the “Company”). Among the Ordinary Shares currently owned by the Principal Party, 885,301,280 Class B Ordinary Shares shall be referred to as the “Subject Shares”. For avoidance of doubt and for the purposes of this irrevocable proxy and power of attorney, the Subject Shares shall also include (but not be limited to) any shares, interests, rights, stocks, securities and/or any instruments commonly known as “securities” of whatsoever class or nature that are or have been derived or obtained from, or which otherwise result from (whether as a result of any adjustment, conversion, exchange, and/or other transformation or otherwise) any part or portion or the whole of such 885,301,280 Class B Ordinary Shares, as a result of or in consequence of any events or for whatsoever reasons, including but not limited to any bonus issues, capital distribution, capitalization of profits or reserves, consolidation or subdivision of shares, combination, exchanges, merger, options over shares, rights issues of shares, recapitalization, reclassification, reorganization, reverse share or stock split, scrip or stock dividend, share or stock split, spin-off, scheme of arrangement or plan of arrangement, change or transformation affecting the outstanding ordinary shares or their classes and/or other similar event or series of events affecting the capital structure of the Company.”

[Signature page to follow]

Executed and unconditionally delivered as a deed on the date first above written.

Principal Party：PROPITIOUS GLOBAL HOLDINGS LIMITED

By:	/s/ Authorized Signatory
Title: Authorized Signatory

In the presence of:

By:	/s/ Witness
Witness

Acknowledged and Accepted by Attorney：

Baihui Partners L.P., acting by its General Partner

By:	/s/ SHAN Yigang
Name: SHAN Yigang
Title: Authorized Signatory

In the presence of:

By:	/s/ Witness
Witness

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